Exhibit 99.1

Fleet Laboratories®

C.B. Fleet TopCo, LLC

Consolidated Financial Statements

As of December 31, 2016
with Report of Independent Auditors

C.B. Fleet TopCo, LLC

Consolidated Financial Statements

Contents

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Report of Independent Auditors

Board of Directors

C.B. Fleet TopCo, LLC

We have audited the accompanying consolidated financial statements of C.B. Fleet TopCo, LLC, which comprise the consolidated balance sheet as of December 31, 2016, and the related consolidated statements of operations, comprehensive income, members' equity and cash flows for the year then ended, and the related notes to the consolidated financial statements.

Management's Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in conformity with U.S. generally accepted accounting principles; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

Auditor's Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of C.B. Fleet TopCo, LLC at December 31, 2016, and the consolidated results of its operations and its cash flows for the year then ended in conformity with U.S. generally accepted accounting principles.

Ernst + Young LLP

Richmond, Virginia

March 14, 2017

1401-1185636

C.B. Fleet TopCo, LLC

Consolidated Balance Sheet
December 31, 2016
(In Thousands)

Assets		
Current assets:		
Cash and cash equivalents	$	16,701
Accounts receivable, net of allowance for doubtful accounts of $1,058		31,188
Inventories		31,900
Income taxes receivable		2,179
Other		4,262
Total current assets		86,230
Property, plant and equipment:		
Land		630
Buildings		15,475
Machinery and equipment		25,780
Construction in progress		2,986
		44,871
Less accumulated depreciation		(9,510)
		35,361
Goodwill		118,726
Intangibles, net		237,368
Other		1,007
Total assets	$	478,692

C.B. Fleet TopCo, LLC

Consolidated Balance Sheet (continued)
December 31, 2016
(In Thousands)

Liabilities and members' equity		
Current liabilities:		
Accounts payable	$	15,109
Accrued expenses		6,947
Income taxes payable		158
Other current obligations		1,564
Current maturities of long-term debt		505
Total current liabilities		24,283
Long-term debt		288,771
Other long-term obligations		21,489
Deferred income taxes		73,235
Total liabilities		407,778
Members' equity:		
Class A member units		150,911
Class B member units		435
Members' deficit		(79,652)
Accumulated other comprehensive loss		(780)
Total members' equity		70,914
Total liabilities and members' equity	$	478,692

See accompanying notes.

C.B. Fleet TopCo, LLC

Consolidated Statement of Operations
For the Period of Fiscal 2016
(In Thousands)

Gross sales	$	230,305
Discounts		(4,201)
Sales, net of discounts		226,104
Royalties and other revenue		280
Sales incentives and allowances		(13,908)
Net sales		212,476
Cost of goods sold		84,777
Gross profit		127,699
Advertising and promotion		32,024
Selling expenses		27,413
Administrative and general expenses		32,169
Acquisition expenses		2,238
Loss on operating asset dispositions		16
Income from operations		33,839
Net interest expense		(26,198)
Other expense		(239)
Income before income taxes		7,402
Income tax expense		5,639
Net income	$	1,763

See accompanying notes.

C.B. Fleet TopCo, LLC

Consolidated Statement of Comprehensive Income/(Loss)
For the Period of Fiscal 2016
(In Thousands)

Net income	$	1,763
Other comprehensive (loss)/income:		
Foreign currency translation		
adjustment, net of income taxes		33
Pension liability, net of income taxes		(829)
Total other comprehensive (loss)		(796)
Total comprehensive income	$	967

See accompanying notes.

C.B. Fleet TopCo, LLC

Consolidated Statement of Members' Equity

(In Thousands)

	Class A Member Units	Class B Member Units	Members' (Deficit)	Accumulated Other Comprehensive Income/(Loss)	Total
Balance at January 2, 2016	$ 150,911	$ 142	$ (81,415)	$ 16	$ 69,654
Foreign currency translation adjustments, net of income taxes	-	-	-	33	33
Pension liability, net of income taxes	-	-	-	(829)	(829)
Stock based compensation	-	293	-	-	293
Net income	-	-	1,763	-	1,763
Balance at December 31, 2016	$ 150,911	$ 435	$ (79,652)	$ (780)	$ 70,914

See accompanying notes.

C.B. Fleet TopCo, LLC

Consolidated Statement of Cash Flows
For the Period of Fiscal 2016
(In Thousands)

Operating activities		
Net income	$	1,763
Adjustments to reconcile net income to net cash provided by operating activities:		
Depreciation		4,589
Amortization		6,882
Impairment		800
Accretion of original issue discount		914
Amortization of deferred financing costs		436
Payment-in-kind interest		8,522
Stock based compensation		293
Deferred income taxes		2,463
Other		66
Loss on disposal/sale of property, plant and equipment and intangibles		16
Changes in operating assets and liabilities		
Restricted cash		8,500
Accounts receivable		(8,201)
Inventories		670
Other current assets		(1,188)
Accounts payable and accrued expenses		2,667
Income taxes receivable/payable		(9,249)
Other assets and liabilities		430
Net cash provided by operating activities		20,373
Investing activities		
Purchases of property, plant and equipment		(5,205)
Purchases of intangible assets		(1,013)
Proceeds from sale of property, plant and equipment and intangibles		24
Net cash used in investing activities		(6,194)
Financing activities		
Repayments on long term debt		(1,921)
Net cash used in financing activities		(1,921)
Effects of exchange rates on cash		(2)
Increase in cash and cash equivalents		12,256
Cash and cash equivalents at beginning of period		4,445
Cash and cash equivalents at end of period	$	16,701
Supplemental disclosures		
Interest paid	$	18,541
Income taxes paid	$	12,365

See accompanying notes.

C.B. Fleet TopCo, LLC

Notes to Consolidated Financial Statements

(Dollars in Thousands, Except Per Share Amounts)

1. Significant Accounting Policies

Nature of Business

C.B. Fleet Company, Inc. ("OpCo") was acquired at the close of business on October 24, 2014 through a merger transaction with CBF Merger Sub, Inc., a wholly-owned subsidiary of C.B. Fleet, LLC ("Fleet LLC" and "Holdings") which is owned 100 percent by C.B. Fleet HoldCo, LLC ("HoldCo"). Holdco is a wholly-owned subsidiary of C.B. Fleet TopCo, LLC ("TopCo"). TopCo was incorporated in Delaware on September 11, 2014 and was formed by investment funds affiliated with Gryphon Investors, LLC ("Gryphon") together with certain co-investors to acquire the stock of OpCo. The acquisition was accomplished through a reverse merger of CBF Merger Sub, Inc. with and into OpCo, with OpCo being the surviving entity. TopCo has limited activities other than its ownership of HoldCo, Fleet LLC and OpCo. The Company has elected a fiscal year known as a 52-53 week year instead of a calendar year. In January, 2017, the Company was acquired (see Note 12).

Basis of Presentation

The consolidated financial statements include the accounts of the Company's U.S. and international subsidiaries. All material intercompany items and transactions have been eliminated.

Comprehensive Income and Foreign Currency Translation

The functional currency of subsidiaries in Australia, Italy as well as C.B. Fleet Luxembourg, S.a.r.l is the local currency in their respective countries. Foreign currency transactions and financial statements are translated in U.S. dollars at current exchange rates except income and expenses, which are translated at average exchange rates during each reporting period. Adjustments resulting from translation of financial statements are reflected as a component of comprehensive income. Transaction adjustments for all foreign subsidiaries are included in income. All other foreign subsidiaries use the U.S. dollar as their functional currency.

Cash and Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. There were no cash equivalents at December 31, 2016.

(Dollars in Thousands, Except Per Share Amounts)

1. Significant Accounting Policies (continued)

Accounts Receivable

Accounts receivable are recorded net of an allowance for doubtful accounts. Accounts receivable are regularly evaluated for collectability based on a variety of factors, including the length of time the receivables are past due and the financial health of the customer and historical experience. Based on this evaluation, reserves are recorded in administrative and general expenses to reduce the related receivables to amounts reasonably collectible. The Company performs credit evaluations of customers prior to delivery or commencement of services and normally does not require collateral. Payments are typically due within thirty days of billing. The Company maintains an allowance for potential credit losses and losses have historically been within management's expectations.

Deferred Financing Costs

The Company capitalizes direct costs incurred with obtaining debt financing as a component of debt on the balance sheet. At December 31, 2016 the total capitalized direct costs were $3,714 with no direct costs added during Fiscal 2016. Debt financing costs are amortized to net interest over the term of the underlying debt using the effective interest method. Accumulated amortization totaled $1,079 at December 31, 2016. The Company incurred amortization expense of $436 for the period of Fiscal 2016.

Inventories

Inventories include the costs of material, labor and overhead. Inventories are stated at the lower of cost or market ("LCM"). Cost of inventories was determined using the last-in, first-out method ("LIFO"). The Company periodically reviews its quantities of inventories on hand and compares these amounts to the expected usage of each particular product. The Company records as a charge to cost of sales any amounts required to reduce the carrying value of inventories to net realizable value.

Inventories consisted of the following as of December 31, 2016:

Finished Goods	$	14,491
Work-in-process		254
Raw and packaging materials		3,658
Inventory in transit		319
		18,722
LIFO adjustment		14,660
Inventory reserves		(1,482)
	$	31,900

(Dollars in Thousands, Except Per Share Amounts)

1. Significant Accounting Policies (continued)

Property, Plant and Equipment

Property, plant and equipment are stated at historical cost, except that property, plant and equipment owned at the time of the October 24, 2014 acquisition was increased to its fair value in the allocation of the purchase price. Depreciation of property, plant and equipment is provided for on a straight-line basis over estimated useful lives ranging from three to 40 years. Assets recorded under capital leases are amortized over the shorter of their estimated useful lives or the lease terms. The Company had no capital leases as of December 31, 2016. Repairs and maintenance expenditures are expensed as incurred unless the repair extends the useful life of the asset. Depreciation expense is included as either cost of sales or selling, administrative and general expense, as appropriate. Depreciation expense totaled $4,589 for the period of Fiscal 2016.

Goodwill and Other Intangible Assets

Goodwill represents the excess of the purchase price over the fair value of identifiable net assets of businesses acquired. Goodwill and indefinite-lived intangible assets are tested for impairment annually, after the close of the third quarter, or more frequently if impairment indicators arise, by first applying a qualitative screen to determine whether the existence of events or circumstances leads to a determination that it is more likely than not that the fair value of a reporting unit or indefinite-lived asset is less than its carrying amount. If it is determined the fair value is more likely than not greater than the carrying amount, the two-step impairment test is not required. If it is determined the fair value is more likely than not less than the carrying value, goodwill and indefinite-lived intangible assets are tested for impairment using the two-step process in accordance with ASC Topic 350, *Intangibles – Goodwill & Other*. The annual impairment test after the third quarter of 2016 resulted in an impairment on indefinite lived intangible assets of $800 recorded within administrative and general expense. The impairment related to two tradename intangible assets, Pedia-Lax and Norforms, and was due to reduced sales forecasts for the brands. The relief from royalty methodology was used to determine the fair value of the two brands. Based on our qualitative assessment as described above, we have concluded that our goodwill is not impaired as of December 31, 2016.

Other long-lived assets and certain finite-lived intangible assets are reviewed for impairment when circumstances indicate that the carrying amount of an asset may not be recoverable. Impairment is considered to have occurred if expected future undiscounted cash flows are insufficient to recover the carrying value of the asset. If impaired, the asset's carrying value is reduced to fair value. The Company periodically evaluates whether events and circumstances have occurred that indicate whether the remaining estimated useful lives of long-lived assets should be revised or whether the remaining balance may not be recoverable.

Intangible assets with finite lives are amortized over their estimated useful lives. The useful life of an intangible asset is the period over which the asset is expected to contribute directly or indirectly to future cash flows. Customer relationships are amortized using the discounted cash flow method. All other

intangible assets with finite lives are amortized using the straight-line method over periods ranging from 1 to 25 years. Amortization expense for intangible assets was $6,882 for the period of Fiscal 2016.

(Dollars in Thousands, Except Per Share Amounts)

1. Significant Accounting Policies (continued)

Goodwill and Other Intangible Assets (continued)

Intangible assets consist of the following as of December 31, 2016:

Finite-lived intangible assets:		
Customer relationships	$	105,100
Registrations and patents		1,751
Computer software		1,728
		108,579
Accumulated amortization:		
Customer relationships		(12,838)
Registrations and patents		(657)
Computer software		(716)
		(14,211)
Indefinite-lived intangible assets:		
Trademarks and trade names		143,000
	$	237,368

Amortization expense for the next five years is expected to approximate:

Fiscal Year		Amount
2017	$	7,307
2018		8,555
2019		7,951
2020		7,382
2021		6,759
Thereafter		56,414
	$	94,368

1. Significant Accounting Policies (continued)

Goodwill and Other Intangible Assets (continued)

As of December 31, 2016, the weighted-average amortization periods, in full years, of the intangible assets are as follows:

Customer relationships	25 years
Registrations and patents	8 years
Computer software	2 years

Advertising Costs

Advertising costs are expensed as incurred. Total advertising expenses were $32,024 for the period of Fiscal 2016. Costs related to coupons, cooperative advertising and various other sales incentives given to customers have been netted against revenues.

Income Taxes

The Company files a consolidated tax return for HoldCo. For tax purposes, HoldCo has elected to be treated as a C Corporation. TopCo is a pass-through entity and therefore no provision or liability for income taxes has been recorded for this entity. See Note 7.

The liability method is used to account for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws which will be in effect when the differences are expected to reverse. The deferred tax effects of any change in those enacted rates are treated as a component of income tax expense in the year the rate changes occur. Deferred tax assets are reduced by a valuation allowance if it is more likely than not that some portion of the deferred tax asset will not be realized. The ultimate realization of deferred tax assets depends on the generation of future taxable income during the period in which those temporary differences are deductible.

The determination of income tax expense requires significant judgment, the use of estimates, and the interpretation and application of complex tax laws. In evaluating its various tax filing positions, the Company records tax benefits only if management determines that they are more likely than not to be realized. Adjustments are made to the Company's liability for unrecognized tax benefits in the period in which an issue is settled with the respective tax authorities, the statute of limitations expires for the return containing the tax position or when new information becomes available. Accrued interest and penalties related to unrecognized tax benefits are recognized in income tax expense. The liability for unrecognized tax benefits, as well as the related accrued interest and penalties, is included in long-term liabilities on the consolidated balance sheet.

(Dollars in Thousands, Except Per Share Amounts)

1. Significant Accounting Policies (continued)

Research and Development

Research and development costs are expensed as incurred. Total research and development costs were $2,301 for the period of Fiscal 2016 and are included in administrative and general expense.

Revenue Recognition

Revenues from product sales generally are recognized upon delivery, which is when title and risk of loss passes to the customer.

Transportation Costs

Transportation costs were $8,234 for the period of Fiscal 2016. Transportation costs are shipments to customers and are recorded in selling expenses.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Recently Issued Accounting Standards

In February 2016, the Financial Accounting Standards Board (FASB) issued a new standard for accounting for leases, Accounting Standards Update (ASU) 2016-02. The standard requires companies with leases to recognize on their balance sheets the assets and liabilities generated by contracts longer than a year. The total value is calculated based on the present value of future lease payments, and the expense is recognized over the life of the lease on a straight-line basis. For public business entities the standard is effective for annual reporting periods beginning after December 15, 2018, with early adoption permitted. For private companies the standard is effective for annual reporting periods beginning after December 15, 2019, with early adoption permitted. The Company is currently evaluating the reporting and economic implications of the new standard.

(Dollars in Thousands, Except Per Share Amounts)

1. Significant Accounting Policies (continued)

Recently Issued Accounting Standards (continued)

In May 2014, the FASB issued a new standard for revenue recognition, ASU 2014-09. The standard defines a process for evaluating revenue recognition including 1) identify the contract, 2) identify separate performance obligations, 3) determine the transaction price, 4) allocate the transaction price to the performance obligations and 5) recognize revenue when (or as) the Company satisfies a performance obligation. The standard also requires the Company to enhance revenue recognition disclosures to include both quantitative and qualitative information, significant judgments involved in the process and the amount and timing of remaining performance obligations. In addition, during 2016 the FASB has issued ASU 2016 - 08, ASU 2016 - 10 and ASU 2016 - 12, all of which clarify certain implementation guidance within ASU 2014 - 09, and ASU 2016 - 11, which rescinds certain SEC guidance within the ASC effective upon an entity's adoption of ASU 2014 - 09. For public business entities the standard is effective for annual reporting periods beginning after December 15, 2017, with early adoption permitted. For private companies the standard is effective for annual reporting periods beginning after December 15, 2018. The Company is currently evaluating the reporting and economic implications of the new standard. We are currently evaluating the impact that the adoption of ASU 2014 - 09 will have on our consolidated financial statements and have not made any decision on the method of adoption.

In August 2016, the FASB issued Accounting Standards Update No. 2016 - 15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments. ASU 2016 - 15 addresses how certain cash receipts and cash payments are presented and classified in the statement of cash flows with the objective of reducing existing diversity in practice with respect to these items. Among the types of cash flows addressed are payments for costs related to debt prepayments or extinguishments, payments representing accreted interest on discounted debt, payments of contingent consideration after a business combination, proceeds from insurance claims and company - owned life insurance, and distributions from equity method investees, among others. The amendments in ASU 2016 - 15 are to be adopted retrospectively. For public business entities the standard is effective for annual reporting periods beginning after December 15, 2017, with early adoption and adoption in an interim period permitted. For private companies the standard is effective for annual reporting periods beginning after December 15, 2018, with early adoption and adoption in an interim period permitted. The adoption of this guidance is not expected to have a material impact upon our presentation of cash flows.

2. Fair Value Measurements

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. In accordance with the guidance on fair value measurement, the Company has categorized its assets and liabilities, based on the quality and reliability of inputs to the valuation, into the following fair value hierarchy:

- Level 1 – inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

- Level 2 – inputs to the valuation methodology include observable market based inputs or unobservable inputs that are corroborated by market data (quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar instruments in markets that are not active; market-corroborated inputs, etc.)

- Level 3 – inputs to the valuation methodology are unobservable.

The fair value hierarchy gives the highest priority to quoted market prices (Level 1) and the lowest priority to unobservable inputs (Level 3). Changes in the observable or unobservable attributes of valuation inputs may result in a future reclassification between hierarchy levels. The Company did not have any Level 1, Level 2 or Level 3 financial instruments as of December 31, 2016.

The carrying amounts of cash and cash equivalents, accounts receivable and accounts payable approximate their fair values due to their short-term maturities. Fair value measurement for the assets of the Company's pension benefit plan is discussed in Note 8.

The Level 2 financial liability relates to the interest-rate swaps (Note 3). Level 2 financial instruments are valued based on relevant factors, including dealer price quotations, price activity for equivalent instruments and valuation pricing models. Valuation pricing models are primarily industry-standard models that consider various assumptions, including time value, yield curve, benchmark yields, volatility factors, prepayment speeds, default rates, loss severity, current market and contractual prices for the underlying or similar financial instruments, as well as other relevant economic measures. Substantially all of these assumptions are observable in the marketplace or can be derived or supported by observable market data. The fair of the Level 2 interest rate protection contract is $0 as of December 31, 2016. (Note 3).

(Dollars in Thousands, Except Per Share Amounts)

3. Long-Term Debt

On October 24, 2014, the Company (Fleet LLC) executed revolving and term loans ("Initial Agreements") totaling $192,500, secured by assets of the Company (Fleet LLC) with a maturity date of October 24, 2020. On December 15, 2015, the Company (Fleet LLC) replaced the Initial Agreement with amended and restated (A&R) revolving and term loans totaling $254,179, secured by assets of the Company (Fleet LLC) with a maturity date of December 15, 2021. The Company is subject to certain specific financial and operating covenants, including various leverage and fixed charge ratios, as defined in the agreement. This includes an A&R term loan, A&R delayed draw term loan and an A&R revolving credit arrangement with initial commitments of $192,079, $37,100, and $25,000, respectively. The note also includes the option for A&R incremental notes with an aggregate principal amount of $70,000, issued for not less than $2,000 and in increments of $500 in excess thereof, as requested by the Company. The A&R revolving credit arrangement provides for a fee of .50% on the unused balance, payable quarterly. In addition, the A&R delayed draw term loan provides for a fee of 1.00% on the average daily undrawn amount during the period payable quarterly. Any unused A&R delayed draw expires on December 15, 2017. The notes, including the A&R incremental notes, bear interest at LIBOR, with a floor of 1% plus a margin which is based on the senior leverage ratio as defined in the agreement (5.75% at December 31, 2016). The Company had outstanding principal amounts of $190,158 on the A&R term loan, less original issue discount ("OID") of $3,529 at December 31, 2016. The Company had no outstanding principal on the A&R delayed draw term loan or the A&R revolving credit arrangement at December 31, 2016.

On October 24, 2014, the Company (Fleet LLC) also executed a $45,000 initial commitment senior subordinated promissory note with the option for additional senior subordinated promissory notes up to $20,000 with a maturity date of October 24, 2021. On December 15, 2015, the Company (Fleet LLC) executed an Amended and Restated Note Purchase and Guarantee Agreement (A&RNPGA). The A&RNPGA provided for an extension of the maturity date to December 15, 2022. The note also includes the option for incremental notes with an aggregate principal amount of $20,000, issued in increments of $1,000, as requested by the Company. The additional notes provide for a fee of .50% of the unused balance, payable at the end of each fiscal year. The note, including any balances outstanding for the additional notes or incremental notes, bears interest at 11.50%, including 1.50% payment in kind ("PIK"). The PIK interest is added back to the principal balance of the note on a quarterly basis. The Company had an outstanding principal balance of $46,497 less OID of $1,015 at December 31, 2016.

On October 24, 2014, the Company (HoldCo) also executed a $45,000 initial commitment senior promissory note with the option for additional senior promissory notes up to $10,000 with a maturity date of October 24, 2022. On December 15, 2015, the Company executed an Amended and Restated Note Purchase Agreement (A&RNPA). The A&RNPA provided for an extension of the maturity date to December 15, 2023. The note also includes the option for incremental notes with an aggregate principal amount of $10,000, issued in increments of $1,000, as requested by the Company. The additional notes provide for a fee of .50% PIK of the unused balance, payable at the end of each fiscal year. The note, including any balances outstanding for the additional notes or incremental notes, bears interest at 14.00% PIK. The PIK interest is added back to the principal balance of the note on a quarterly basis. The Company had an outstanding principal balance of $60,921 less OID of $1,123 at December 31, 2016.

(Dollars in Thousands, Except Per Share Amounts)

3. Long-Term Debt (continued)

The Fleet LLC and HoldCo credit agreements provide for the payment of accrued and unpaid PIK interest and original issue discount at the end of any accrual period ending after the fifth anniversary of the initial issuance of the respective notes to the extent that such interest is in excess of the Maximum Accrual. The Maximum Accrual is interpreted in accordance with Code Section 163 so that the Notes are not deemed "applicable high yield discount obligations."

The Fleet LLC senior secured revolving and term loan credit agreement ("Senior Secured Debt") and the senior subordinated promissory notes ("Senior Sub Debt") discussed above contain two financial covenants which are calculated on the previous four quarter financial results. The 'earnings before interest, taxes, depreciation and amortization' ("EBITDA") calculation does permit certain adjustments for non-recurring items as well as run rate savings.

The financial covenants for the A&R loans are as follows:

Financial Covenant	Senior Secured Debt	Senior Sub Debt
Minimum Fixed Charge Cover Ratio	1.25	1.00
Maximum Total Leverage Ratio	7.50	9.18

The Company was in compliance with all financial and other covenants for the above notes as of December 31, 2016. Future maturities for the next four years are expected to be $1,921 per year based on the currently funded debt. The A&R term loan expires on December 15, 2021 at which time the remaining balance of $182,475 will be due. In January, 2017, the long-term debt was settled as part of the acquisition of the Company (see Note 12).

The Company did not borrow any funds in the period of Fiscal 2016. The Company repaid loans in the amount of $1,921 in the period of Fiscal 2016.

Interest Rate Protection

Effective January 29, 2015, the Company entered into an interest rate protection contract with a notional amount of $66,250 with a termination date of January 29, 2017. The interest rate protection contract places a cap of 2.50% on the variable three month LIBOR rate for a fixed amount of $49. Fair value of this Level 2 instrument is $0. The Company did not take hedge accounting on this contract.

(Dollars in Thousands, Except Per Share Amounts)

4. Operating Leases

The Company leases vehicles and warehousing facilities as well as other equipment under various noncancelable operating leases. In addition, the Company leases office space in New Jersey which expires in February 2021. Rent was not charged for the first four months. The deferred rent balance was $83 at December 31, 2016. At December 31, 2016, future minimum rental commitments required under these leases, with initial or remaining terms of one year or more, do not exceed $1,088 in any year. Generally these leases expire in three to five years. Rent expense for operating leases amounted to approximately $1,139 in the period of Fiscal 2016.

5. Members' Equity

At December 31, 2016, the Company has the following two classes of membership interests:

Class A Units: Class A members have voting and preemptive rights as well as rights to an allocation of income, gains, profits, deductions, losses, credits or distributions of the Company as defined in the Company's Operating Agreement. The Class A members contributed $150,000 in connection with the Acquisition. Additional net contributions of $911 have been made since the Acquisition. Each unit is entitled to one vote. At December 31, 2016, the number of Class A units issued and outstanding was 1,508,958. There is no contractual limit to the number of units that can be issued. During the period of Fiscal 2016, there were no cash dividends paid.

Class B Units (Incentive Units): The Company grants incentive units pursuant to an Incentive Unit Plan (the "Plan"). The Plan consists of two types of units (1) service incentive units that vest 20% each year over four years with the remaining 20%, along with any unvested annual awards, vesting upon a change in control and (2) return target incentive units that vest with a change in control of the Company (see Note 12). The purpose of the Plan is to attract and retain key officers, directors, managers, consultants or other service providers to the Company. The Company accounts for the awards under ASC 718, *Stock Compensation,* for equity-based compensation. ASC 718 requires share-based transactions to be measured at fair value of the equity instruments issued and compensation expense to be recorded ratably over the vesting term of the awards. The Company used the Black Scholes model to value the incentive units issued. The values of the variables used in the Black Scholes model were based on the following: expected volatility is based on implied volatilities from comparable public Company stock prices. The expected term represents the period of time that incentive units granted are expected to be outstanding. The risk free rate is based on the rate of a three-year Treasury note in effect at the time of the grant.

The following assumptions were used to value the incentive units for December 31, 2016:

Stock price	$169.1
Term (years)	4.00
Risk free rate	1.3%
Estimated volatility	55.0%

(Dollars in Thousands, Except Per Share Amounts)

5. Members' Equity (continued)

The Company determined the fair values attributable to the incentive units granted in Fiscal 2016 were $21.75 per unit for the service incentive units and $19.79 per unit for the return target incentive units. Compensation expense in the amount of $293 was recognized for the service incentive units for the period of Fiscal 2016. No expense for the return target incentive units will be recognized until a change of control event occurs. As of December 31, 2016, the Company expects to recognize $507 of compensation expense over the next four years for the vested service units. At December 31, 2016, the number of Class B units issued and outstanding was 211,748 (see Note 12).

6. Accumulated Other Comprehensive Income/(Loss)

The table summarizes the components of accumulated other comprehensive income/(loss) and the activity:

	Foreign Currency Translation	Hedge Accounting	Pension Accounting	Accumulated Other Comprehensive Income/(Loss)
Balance at January 2, 2016	123	-	(107)	16
Unrecognized losses	59	-	(1,302)	(1,243)
Tax effect	(26)	-	473	447
Other comprehensive income/(loss)	33	-	(829)	(796)
Balance at December 31, 2016	$ 156	$ -	$ (936)	$ (780)

7. Income Taxes

The income tax expense consists of the following for the period of Fiscal 2016:

Current	
Federal	$ 734
State and foreign	2,442
Deferred	2,463
	$ 5,639

(Dollars in Thousands, Except Per Share Amounts)

7. Income Taxes (continued)

The primary components of the net deferred tax assets/(liabilities) consist of the following as of December 31, 2016:

Deferred tax assets		
In-process research and development product	$	2,801
Pensions		7,670
Debt Issuance Costs		1,081
Accrued Compensation		114
Receivable reserves		228
Net operating losses		698
Prepaid expenses		(147)
Other		404
Total deferred tax assets		12,849
Deferred tax liabilities		
Unremitted earnings of foreign subsidiaries		(335)
Intangible assets		(68,751)
Fixed assets		(7,089)
Inventory		(6,499)
Total deferred tax liabilities		(82,674)
Net deferred tax liabilities		(69,825)
Valuation allowance		(3,410)
Net deferred tax liabilities	$	(73,235)

At December 31, 2016, the Company had $1,700 of unremitted earnings from non-U.S. operations which are not subject to indefinite reinvestment.

At December 31, 2016, the Company established a valuation allowance of $2,801 against certain of its deferred tax assets in the United States. A valuation allowance was deemed necessary as the Company concluded it was not more likely than not that all of the deferred tax assets would be realized. The Company's subsidiary in the United Kingdom had net operating loss carryforwards of approximately $3,207 in 2016. As of December 31, 2016, these net operating losses have been fully offset by a valuation allowance of $609 as realization is uncertain.

(Dollars in Thousands, Except Per Share Amounts)

7. Income Taxes (continued)

A reconciliation of the effective tax rate compared to the statutory U.S. Federal tax rate is as follows:

		$	%
Income tax provision at statutory rate	$	2,591	35.0%
State income taxes, net of federal benefit	$	180	2.4%
Effect of foreign operations	$	2,706	36.6%
Foreign and U.S. tax credits	$	(498)	-6.7%
Remeasurement of tax rate	$	188	2.5%
Nondeductible transaction costs	$	568	7.7%
Other	$	(96)	-1.3%
Total income tax expense	$	5,639	76.2%

The difference between income tax expense and the amount computed by applying the statutory federal tax rate to income before taxes is principally attributable to state income taxes, the impact of foreign jurisdictions, income tax credits, change in the effective state tax rate and nondeductible transaction costs. The tax on foreign operations includes a 30% U.S. withholding tax on interest paid, amounting to $2,141.

The deferred tax effects of any change in enacted rates are treated as a component of income tax expense in the year the rate changes occur. For the year ended December 31, 2016, the effects of such rate changes resulted in deferred tax expense of $188.

At December 31, 2016, the liability for uncertain tax positions included estimated interest and penalties of approximately $498, prior to federal tax benefits. The total amount of interest and penalties recognized in income tax expense was $44 for the period of Fiscal 2016. As of December 31, 2016 the reserve for uncertain tax positions approximates $704. The Company does not expect any significant changes in unrecognized tax benefits in the next twelve months.

The Company files a consolidated U.S. federal income tax return, as well as income tax returns in various states and foreign jurisdictions at the HoldCo entity level, while filing a partnership return for TopCo. The Company is currently under federal examination at the HoldCo entity level in the United States for the 2012, 2013 and the period ending October 24, 2014 tax years. With some exceptions, the Company is no longer subject to examinations by tax authorities in the United States or in its major international markets for years before 2012.

(Dollars in Thousands, Except Per Share Amounts)

8. Employee Retirement and Benefit Plans

The Company has a number of retirement and benefit arrangements. The most significant are:

Employee Retirement Plans

The Company has a defined contribution plan in which all U.S. full-time employees are eligible to participate. The participants may contribute from 2% to 50% of their compensation as defined in the plan. Effective March 1, 2015, the Company match increased to 100% of the first 6% of each participant's base compensation with full vesting upon entering the plan. Prior to March 1, 2015, the Company contributed an amount equal to 60% of each participant's contribution not to exceed 3.6% of each participant's base compensation. The Company's contribution is reduced by the amount of forfeitures that occur during the year. The Company may also make additional contributions to the plan as determined by the Board of Directors. The total expense for the defined contribution plan was $1,147 for the period of Fiscal 2016.

Certain employees of the Company are covered by defined benefit pension plans. The Company's policy is to fund amounts allowable by applicable regulations. Benefits are based on years of service and levels of compensation. On December 16, 2014, the decision was made to freeze the benefits under the Company's U.S. qualified defined benefit pension plan with an effective date of March 1, 2015.

(Dollars in Thousands, Except Per Share Amounts)

8. Employee Retirement and Benefit Plans (continued)

Benefit Obligations and Plan Assets

The following table summarizes the changes in the U.S. pension plan obligations and plan assets and includes a statement of the plans' funded status as of December 31, 2016:

Change in benefit obligation		
Projected benefit obligation at beginning of year	$	60,381
Interest cost		2,666
Actuarial (gain) or loss		1,155
Benefits paid		(2,975)
Projected benefit obligations at end of year	$	61,227
Change in plan assets		
Fair value of plan assets at beginning of year	$	40,396
Actual return on plan assets		2,493
Employer contribution		570
Benefits paid		(2,975)
Fair value of plan assets at end of year	$	40,484
Funded status at end of year	$	(20,743)
Amounts recognized in the balance sheet at end of period:		
Current liability	$	464
Long-term liability		20,279
Total	$	20,743

The primary components of Net Periodic Benefits consist of the following as of December 31, 2016:

Interest cost	$	2,666
Expected return on assets		(2,640)
Net periodic benefit cost	$	26

(Dollars in Thousands, Except Per Share Amounts)

8. Employee Retirement and Benefit Plans (continued)

The accumulated benefit obligation was $61,227 at December 31, 2016 and net periodic pension cost was $26 for the period of Fiscal 2016.

The pension benefit amounts stated above include one pension plan that is an unfunded plan. The projected benefit obligation and accumulated benefit obligation for this unfunded plan were $6,038, as of December 31, 2016.

The following table includes amounts that are expected to be contributed to the plans by the Company. It reflects benefit payments that are made from the plans' assets as well as those made directly from the Company's assets and includes the participants' share of the costs, which is funded by participant contributions. The amounts in the table are actuarially determined and reflect the Company's best estimate given its current knowledge; actual amounts could be materially different.

		Pension Benefits
Employer contributions		
2017 (expectation) to participant benefits	$	464
Expected benefit payments		
2017		3,146
2018		3,232
2019		3,316
2020		3,368
2021		3,558
2022-2026		18,822

(Dollars in Thousands, Except Per Share Amounts)

8. Employee Retirement and Benefit Plans (continued)

The Company's primary investment objective for its pension plan assets is to provide a source of retirement income for the plans' participants and beneficiaries. The asset allocation for the Company's funded retirement plan as of December 31, 2016, and the target allocation by asset category, are as follows:

Asset Category	Target Allocation	Percentage of Plan Assets
Domestic large cap equities	36%	39%
Domestic small/mid cap equities	9	7
International equities	15	16
Balanced/asset allocation	4	2
Fixed income and cash	36	36
Total	100%	100%

The plan assets are invested in a diversified portfolio consisting primarily of domestic fixed income and publicly traded equity securities held within pooled separate mutual funds. International funds represent 16% of the portfolio. All assets are fair valued using NAV and are classified as Level 2 in accordance with ASU 2009-12, Fair Value Measurements and Disclosures (Topic 820): Investments in Certain Entities That Calculate Net Asset Value per Share (or Its Equivalent).

The following tables show the unrecognized actuarial loss included in accumulated other comprehensive income at December 31, 2016 as well as the prior service cost credit and actuarial loss expected to be reclassified from accumulated other comprehensive income (loss) to retirement expense during Fiscal 2017:

Balances in accumulated other comprehensive income/(loss) as of December 31, 2016:		
Unrecognized actuarial (loss)	$	(1,471)
Unrecognized prior service credit		-

Amounts expected to be reclassified from accumulated other comprehensive income/(loss) during Fiscal 2017:		
Unrecognized actuarial (loss)	$	-
Unrecognized prior service credit		-

(Dollars in Thousands, Except Per Share Amounts)

8. Employee Retirement and Benefit Plans (continued)

Assumptions used in determining the actuarial present value of the benefit obligation as of December 31, 2016 were as follows:

Weighted -average assumptions:	
Discount rate	4.30
Expected return on plan assets	6.25
Rate of compensation increase	-

Updated mortality table, MP-2016, was used as of December 31, 2016 which decreased the pension benefit obligation by $749.

The determination of the expected long-term rate of return was derived from an optimized portfolio using an asset allocation software program. The risk and return assumptions, along with the correlations between the asset classes, were entered into the program. Based on these assumptions, and historical experience, the portfolio is expected to achieve a long-term rate of return of 6.25%. The investment managers engaged to manage the portfolio are expected to outperform their expected benchmarks on a relative basis over a full

9. Concentrations of Credit Risk and Financial Instruments

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of trade accounts receivable.

The carrying values of amounts classified as current assets or current liabilities approximate fair value due to the short-term maturities of these instruments. The carrying value of long-term debt approximates fair value as the current rates approximate market rates.

Sales to one customer accounted for approximately 38% of gross sales for the period of Fiscal 2016. Sales to one customer accounted for approximately 47% of accounts receivable as of December 31, 2016. Sales of three products accounted for approximately 50% of net sales from continuing operations for the period of Fiscal 2016.

10. Commitments and Contingencies

The Company is from time to time subject to claims and disputes arising in the normal course of business and the Company maintains insurance coverage relating to the conduct of its business for such events. In the opinion of management, while the outcome of any such claims and disputes cannot be predicted with certainty, the ultimate liability of the Company in connection with these matters will not have a material adverse effect on the Company's financial position or business. Additionally, executive leadership contracts contain provisions for additional compensation in the event of a change in control.

(Dollars in Thousands, Except Per Share Amounts)

11. Related Party Transactions

Effective October 24, 2014, the Company entered into an agreement to retain Gryphon in an advisory capacity and Gryphon receives an advisory fee under the terms of the Company's Advisory Agreement. For the first twelve-month period after the date of the Acquisition, the annual advisory fee is equal to $750 and recorded as a component of administrative and general expenses. For each subsequent year after the first twelve-month period, the annual advisory fee is equal to the lesser of $500 or 2% of the aggregate equity investment in the Company. The Company incurred advisory fees of $972 for the period of Fiscal 2016. As of December 31, 2016, the Company owed Gryphon $264, which is included in accrued expenses in the consolidated balance sheet.

Larcen Enterprises, LLC is a consulting firm owned by Gryphon. This firm provided human resources consulting to the Company in the amount of $60 for the period of Fiscal 2016.

John M. Clayton, a board member, is the owner of John M. Clayton, Ph.D. Strategic Regulatory Management. This company provided scientific and regulatory consulting to the Company in the amount of $120 for the period of Fiscal 2016. As of December 31, 2016, the Company owed John M. Clayton, Ph.D. Strategic Regulatory Management $40, which is included in accrued expenses in the consolidated balance sheet.

Steve R. LaMonte, chairman of the board, is the owner of Steve LaMonte SRL Growth. This firm provided general consulting to the Company in the amount of $646 for the period of Fiscal 2016. As of December 31, 2016, the Company owed Steve R. LaMonte SRL Growth $250, which is included in accrued expenses in the consolidated balance sheet.

Michael Skillingstad, member, is owner of MGMT3D, LLC. This firm provided accounting and IT consulting services to the Company in the amount of $246 for the period of Fiscal 2016. As of December 31, 2016, the Company owed MGMT3D, LLC $68, which is included in accrued expenses in the consolidated balance sheet.

12. Subsequent Events

Subsequent to the balance sheet date, the Company was acquired by Medtech Products, Inc. and AETAGE LLC, both wholly owned subsidiaries of Prestige Brands Holdings, Inc. on January 26, 2017. The purchase price was $825 million, subject to certain adjustments based on the cash, indebtedness, transaction expenses and working capital. All existing long-term debt was settled on the date of the sale. In addition, the Class B incentive units fully vested due to the change in control event. Through December 31, 2016, the Company incurred $2,238 in costs associated with this transaction.

Management has evaluated subsequent events through March 14, 2017, the date the consolidated financial statements were available to be issued, and has determined that there are no additional subsequent events to be reported in the accompanying consolidated financial statements.